Exhibit 99.1

Global Industries, Ltd.
For Immediate Release

PRESS RELEASE	Contact: Jim Gallagher
Tel: 281.529.7979
051707.06

B.K. CHIN NAMED CHAIRMAN OF GLOBAL INDUSTRIES
CARLYSS, LA, May 17 2007 — Global Industries, Ltd. (Nasdaq: GLBL) (“Global”) today announced that its Board of Directors has elected B.K. Chin, Global’s Chief Executive Officer, to the additional position of Chairman of the Board.
Mr. Chin’s appointment follows the planned retirement of William J. Doré. As previously announced in September 2006, Mr. Doré elected to retire from active management of Global and agreed to continue to serve as Chairman of the Board through the expiration of his term in order to ensure a smooth transition. Mr. Doré founded the Company in 1973 and served as its Chairman and Chief Executive Officer for 33 years.
“I appreciate the confidence the Board has placed in me,” said B.K. Chin. “Global is a leader in marine construction services around the world and I look forward to building on that success. I am confident we are well positioned for continued growth, operational excellence, workplace safety and shareholder value creation.”
Global’s Lead Director, Mr. Ed Hotard added, “Since joining Global last year, B.K. has demonstrated that he has the vision, skills and experience to lead this great company into the future. He is a man with balanced compassion and passion and I have every confidence that B.K., together with Global’s talented and dedicated employees, will drive further growth and enhanced profitability. Also, on behalf of the Board, I’d like to thank Bill for his extraordinary contribution over the past 33 years in building Global into the company it is today.”
Global Industries provides offshore construction, engineering, project management and support services including pipeline construction, SURF installations, platform installation and removal and diving to the oil and gas industry around the world. The Company’s shares are traded on the NASDAQ Global Select Market under the symbol “GLBL.”
For additional news releases on Global Industries, Ltd., please visit Global’s web site at www.globalind.com.
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